Exhibit 99.1

PRESS RELEASE

THE CHEESECAKE FACTORY OPENS IN OKLAHOMA CITY, OKLAHOMA

FOR IMMEDIATE RELEASE	CONTACT: JILL PETERS
(818) 871-3000

Calabasas Hills, CA — September 20, 2006 — The Cheesecake Factory Incorporated (Nasdaq: CAKE) today announced the opening of its 110th Cheesecake Factory restaurant at the Penn Square Mall in Oklahoma City, Oklahoma on September 19, 2006.  The restaurant contains approximately 10,400 square feet and 290 seats.

To celebrate the opening, The Cheesecake Factory hosted a benefit on September 16, 2006 for Safe Kids Oklahoma, a non-profit organization based in Oklahoma City that is dedicated to public education and awareness of preventable childhood injuries.  The ticket price for the event included cocktails, appetizers, a sampling of several entrees, live music and the Company’s signature cheesecakes.  The Cheesecake Factory, along with its vendors, underwrote the event in order to donate 100% of the proceeds from ticket sales, approximately $25,000, to Safe Kids Oklahoma.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated operates 110 upscale, casual dining restaurants under The Cheesecake Factory® name that offer an extensive menu of more than 200 items with an average check of approximately $17.00.  The Company also operates two bakery production facilities that produce over 50 varieties of quality cheesecakes and other baked products for the Company’s restaurants and for other leading foodservice operators, retailers and distributors.  Additionally, the Company operates seven upscale, casual dining restaurants under the Grand Lux Cafe® name; one self-service, limited menu “express” foodservice operation under The Cheesecake Factory Express® mark inside the DisneyQuest® family entertainment center in Orlando, Florida; and licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® name. For more information about The Cheesecake Factory Incorporated, please visit thecheesecakefactory.com.

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